Autostrada Motors, Inc. Announces the Closing of a Share Exchange and Share Purchase Agreement with Water Bank of America Inc.

Salt Lake City, Utah - (BUSINESS WIRE) – October 19, 2006 – Autostrada Motors, Inc. (the “Company”) (OTCBB:ASDA), announces the closing yesterday of a Share Exchange and Share Purchase Agreement (the “Share Purchase Agreement”) under which it has indirectly acquired a 100 percent interest in Water Bank of America Inc., a corporation incorporated under the federal laws of the Country of Canada (“WBOA”). Contemporaneously with this acquisition and as a condition of the closing thereof, WBOA and the Company completed a private placement for gross proceeds of $3,300,000 through the sale of Company common stock and shares of WBOA Series A Convertible Preferred Stock and callable two-year warrants to purchase shares of WBOA common stock that will be exchanged for like preferred stock and warrants of the Company under the Share Purchase Agreement. Immediately subsequent to these transactions, 23,529,412 shares of Company common stock will be issued under the Share Purchase Agreement for the benefit of the WBOA shareholders. In addition, the Company had previously issued 2,000,000 shares of its common stock for $1,000,000 of the private placement funding and will issue 4,600,000 shares of preferred stock, along with 1,150,000 two-year callable warrants, to investors in the private placement, as a result of the closing.

About Water Bank of America Inc.

Water Bank of America Inc. is a Canadian company specializing in the manufacturing and distribution of its branded ICE ROCKS® ice cubes in innovative, secure and convenient packaging, and the accumulation of fresh water assets through investment in spring sources in Canada and the United States.

About Autostrada Motors, Inc.

The Company was formed for the primary purpose of engaging in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporations Act. We received our license to operate as a used car dealership within the State of Utah on April 12, 2004. The Company operates a wholesale and retail automobile dealership, including the operation of our retail used car sales lot.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact

Travis T. Jenson, Secretary/Treasurer

(801) 278-9424